EXHIBIT 99.1

Editorial Contact:	Investor Relations Contact:
Thomas Stites	Timea Parris
Mindspeed Technologies, Inc.	Mindspeed Technologies, Inc.
(949) 579-3650	(949) 579-6283

MINDSPEED DELIVERS 15 PERCENT SEQUENTIAL
REVENUE GROWTH IN FISCAL 2004 FIRST QUARTER

Company Significantly Exceeds Its Expectations, Improving Pro Forma Operating Performance
by 24 Percent and Further Reducing Cash Consumption by 37 Percent Sequentially

NEWPORT BEACH, Calif., January 28, 2004 – Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced revenues of $26.7 million for the first quarter of fiscal 2004, which ended December 31, 2003. Revenues increased 15 percent from fourth quarter fiscal 2003 revenues of $23.2 million, at the high end of the company’s expectations set at the beginning of the quarter.

     “I am very proud of our performance in the first quarter of fiscal 2004. We met or exceeded our expectations in every key financial measure, and continued to execute on our roadmap to profitability,” said Raouf Halim, Mindspeed’s chief executive officer. “Our T/E carrier and multiservice access voice-over-IP product lines delivered excellent performance, a direct result of our focus over the past two years on developing leadership products and capturing share within the metro/access market.”

     Revenue growth from T/E carrier transmission products, particularly DS3/E3, was primarily driven by increasing deployment of next-generation metro optical platforms designed to increase the capacity, flexibility, and speed of metropolitan networks.

     Revenue growth from multiservice access products was driven by increasing demand for voice-over-IP, particularly from customers in the Asia-Pacific region, for use in telecommunications carrier equipment as well as for converged voice/data enterprise networks.

     Mindspeed’s pro forma operating loss for the first quarter of fiscal 2004 was $13.8 million, an improvement of 24 percent over the pro forma operating loss of $18.2 million in the prior quarter. Presented on a GAAP basis, Mindspeed’s operating loss for the first quarter was $26.2 million, as compared to $32.4 million last quarter, an improvement of 19 percent.

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Mindspeed Reports Fiscal 2004 First Quarter Results	2

     Mindspeed’s pro forma net loss for the first quarter was $13.7 million, or $0.15 per share, based on approximately 94.6 million shares outstanding, compared to the pro forma net loss of $17.9 million, or $0.20 per share, in the prior quarter. Presented on a GAAP basis, the net loss for the first quarter was $26.2 million, or $0.28 per share, compared to $32.2 million, or $0.35 per share last quarter.

     Mindspeed’s total cash consumption (the net decrease in cash and cash equivalents) for the first quarter was $13.4 million, a 37 percent reduction from the $21.3 million in cash consumption in the fourth quarter of fiscal 2003. Cash consumption for the first quarter includes the benefit of net cash provided by financing activities of $4.2 million, consisting principally of proceeds from the exercise of employee stock options. Cash and cash equivalents at the end of the quarter totaled $66.7 million.

     The pro forma results, which are a supplement to financials based on generally accepted accounting principles (GAAP), exclude largely non-cash items such as amortization of intangible assets and special items. Mindspeed uses pro forma information to evaluate its operating performance and believes this presentation provides investors with additional insight into underlying operating results. A reconciliation between the pro forma and GAAP results is included in the accompanying financial data.

Second Quarter Fiscal 2004 Outlook

     Mindspeed expects fiscal 2004 second-quarter revenues to be up 10-15 percent sequentially yielding a range of between $29.4 million and $30.8 million, the company’s highest revenue level in ten quarters. The company expects overall gross margin to be roughly 68 percent and to achieve its total quarterly pro forma operating expense target (excluding amortization of intangible assets and special charges) of $31 million. As a result, Mindspeed expects to improve its quarterly pro forma operating loss by at least 20 percent, and to further reduce its quarterly cash consumption by at least 25 percent to less than $10 million.

First Quarter Fiscal 2004 Conference Call

     Mindspeed will conduct a conference call announcing its first quarter fiscal 2004 results this afternoon, Wednesday, January 28, at 2:00 p.m. PST/5:00 p.m. EST. To listen to the conference call via telephone, call 877-804-1919 (domestic) or 334-323-9855 (international); security code: Mindspeed. To listen via the Internet, please visit the investor relations section of Mindspeed’s web site at www.mindspeed.com under About Us/Investors.

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Mindspeed Reports Fiscal 2004 First Quarter Results	3

About Mindspeed Technologies

     Headquartered in Newport Beach, Calif., Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide area networks.

     The company’s four key product families include high-performance analog transmission and switching solutions, multiservice access products designed to support voice and data services across wireline and wireless networks, T/E carrier physical-layer and link-layer devices, and ATM/MPLS network processors.

     Mindspeed’s products are used in a wide variety of network infrastructure equipment including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.

     To learn more, visit us at www.mindspeed.com.

Safe Harbor Statement

     This press release contains statements relating to Mindspeed, including with respect to our future results, which include certain projections and business trends and are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results, and actual events that occur, may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: market demand for the company’s new and existing products; availability of capital needed for the company’s business; the company’s ability to reduce its cash consumption; successful development and introduction of new products; design wins; pricing pressures and other competitive factors; order and shipment uncertainty; fluctuations in manufacturing yields; product defects; intellectual property infringement claims by others and the ability to protect the company’s intellectual property; the successful implementation of the company’s expense reduction initiatives; and the ability to attract and retain qualified personnel, as well as other risks and uncertainties, including those detailed from time to time in the company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Mindspeed Reports Fiscal 2004 First Quarter Results	4

MINDSPEED TECHNOLOGIES, INC.
Pro Forma Consolidated Condensed Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended

	Dec. 31,	Sept. 30,	June 30,	Dec. 31,
	2003	2003	2003	2002

Net revenues	$26,746	$23,187	$20,153	$20,255
Cost of goods sold (a)	8,128	6,877	6,454	6,137

Gross margin	18,618	16,310	13,699	14,118
Operating expenses:
Research and development	20,424	22,696	26,251	31,073
Selling, general and administrative	11,960	11,784	12,418	12,085

Total operating expenses	32,384	34,480	38,669	43,158

Pro forma operating loss	(13,766)	(18,170)	(24,970)	(29,040)
Other income (expense), net	214	577	658	(35)

Pro forma loss before income taxes	(13,552)	(17,593)	(24,312)	(29,075)
Provision for income taxes	192	318	202	120

Pro forma net loss	$(13,744)	$(17,911)	$(24,514)	$(29,195)

Pro forma net loss per share, basic and diluted	$(0.15)	$(0.20)	$(0.27)	$(0.33)

Number of shares used in per share computation	94,612	91,576	89,496	88,571

Pro forma operating loss, pro forma net loss, and pro forma net loss per share exclude the amortization of intangible assets, special charges and stock compensation. Pro forma net loss and pro forma net loss per share also exclude the cumulative effect of a change in accounting for goodwill. The company believes these measures of earnings provide a better understanding of its underlying operating results and the company uses these measures internally to evaluate its underlying operating performance. These measures of earnings are not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may be different from pro forma measures used by other companies. A reconciliation of pro forma net loss presented above with the company’s loss before cumulative effect of accounting change as determined under GAAP is presented in the following table.

(a)	Cost of goods sold includes the favorable effect of sales of certain inventories written down to a zero cost basis during fiscal 2001. The favorable effect of such sales, by quarter, was approximately $1.0 million (December 2003), $1.0 million (September 2003), $0.5 million (June 2003) and $1.5 million (December 2002).

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Mindspeed Reports Fiscal 2004 First Quarter Results	5

MINDSPEED TECHNOLOGIES, INC.
Reconciliation of Pro Forma Net Loss to Reported Results
(unaudited, in thousands, except per share amounts)

	Three months ended

	Dec. 31,	Sept. 30,	June 30,	Dec. 31,
	2003	2003	2003	2002

Pro forma net loss	$(13,744)	$(17,911)	$(24,514)	$(29,195)
Amortization of intangible assets and special items:
Amortization of intangible assets	12,476	12,352	12,349	14,200
Special charges (b)	—	1,913	6,019	3,831
Stock compensation	—	—	—	122

Loss before cumulative effect of accounting change	$(26,220)	$(32,176)	$(42,882)	$(47,348)

Loss per share, basic and diluted:
Pro forma net loss	$(0.15)	$(0.20)	$(0.27)	$(0.33)
Amortization of intangible assets and special items	(0.13)	(0.15)	(0.21)	(0.20)

Loss before cumulative effect of accounting change	$(0.28)	$(0.35)	$(0.48)	$(0.53)

(b)	Special charges consist of asset impairments, restructuring charges and gains and losses on the disposal of certain assets.

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Mindspeed Reports Fiscal 2004 First Quarter Results	6

MINDSPEED TECHNOLOGIES, INC.
Consolidated Condensed Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended

	Dec. 31,	Sept. 30,	June 30,	Dec. 31,
	2003	2003	2003	2002

Net revenues	$26,746	$23,187	$20,153	$20,255
Cost of goods sold (c)	8,128	6,877	6,454	6,137

Gross margin	18,618	16,310	13,699	14,118
Operating expenses:
Research and development	20,424	22,696	26,251	31,152
Selling, general and administrative	11,960	11,784	12,418	12,128
Amortization of intangible assets	12,476	12,352	12,349	14,200
Special charges (d)	—	1,913	6,019	3,831

Total operating expenses	44,860	48,745	57,037	61,311

Operating loss	(26,242)	(32,435)	(43,338)	(47,193)
Other income (expense), net	214	577	658	(35)

Loss before income taxes	(26,028)	(31,858)	(42,680)	(47,228)
Provision for income taxes	192	318	202	120

Loss before cumulative effect of accounting change	(26,220)	(32,176)	(42,882)	(47,348)
Cumulative effect of change in accounting for goodwill (e)	—	—	—	(573,184)

Net loss	$(26,220)	$(32,176)	$(42,882)	$(620,532)

Loss per share, basic and diluted:
Loss before cumulative effect of accounting change	$(0.28)	$(0.35)	$(0.48)	$(0.53)
Cumulative effect of change in accounting for goodwill	—	—	—	(6.48)

Net loss	$(0.28)	$(0.35)	$(0.48)	$(7.01)

Number of shares used in per share computation	94,612	91,576	89,496	88,571

(c)	Cost of goods sold includes the favorable effect of sales of certain inventories written down to a zero cost basis during fiscal 2001. The favorable effect of such sales, by quarter, was approximately $1.0 million (December 2003), $1.0 million (September 2003), $0.5 million (June 2003) and $1.5 million (December 2002).

(d)	Special charges consist of asset impairments, restructuring charges and gains and losses on the disposal of certain assets.

(e)	The company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) as of the beginning of fiscal 2003. During fiscal 2003, the company completed the required transition impairment test of its goodwill and determined that the carrying value of goodwill exceeded its estimated fair value by $573.2 million. The company recorded a $573.2 million charge—reflected in the accompanying statement of operations as the cumulative effect of a change in accounting principle—to write down the value of goodwill to estimated fair value.

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Mindspeed Reports Fiscal 2004 First Quarter Results	7

MINDSPEED TECHNOLOGIES, INC.
Consolidated Condensed Balance Sheets
(unaudited, in thousands)

	December 31,	September 30,
	2003	2003

ASSETS
Current assets:
Cash and cash equivalents	$66,695	$80,121
Receivables, net	14,389	11,652
Inventories	3,850	4,035
Other current assets	7,693	7,926

Total current assets	92,627	103,734
Property, plant and equipment, net	25,776	26,612
Intangible assets, net	58,046	69,867
Other assets	3,848	3,676

Total assets	$180,297	$203,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,381	$8,110
Deferred revenue	3,994	3,173
Accrued compensation and benefits	10,513	8,424
Restructuring	4,086	7,273
Other current liabilities	4,200	4,971

Total current liabilities	29,174	31,951
Other liabilities	4,766	4,804

Total liabilities	33,940	36,755
Shareholders’ equity	146,357	167,134

Total liabilities and shareholders’ equity	$180,297	$203,889

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Mindspeed Reports Fiscal 2004 First Quarter Results	8

MINDSPEED TECHNOLOGIES, INC.
Consolidated Condensed Statements of Cash Flows
(unaudited, in thousands)

	Three months ended
	December 31,

	2003	2002

Cash Flows From Operating Activities
Net loss	$(26,220)	$(620,532)
Adjustments required to reconcile net loss to net cash used in operating activities:
Cumulative effect of change in accounting for goodwill	—	573,184
Depreciation	3,019	4,140
Amortization of intangible assets	12,476	14,200
Asset impairments	—	190
Provision for losses on accounts receivable	(59)	(282)
Inventory provisions	999	620
Other noncash items, net	51	277
Changes in assets and liabilities:
Receivables	(2,678)	927
Inventories	(814)	(1,372)
Accounts payable	(1,729)	(3,856)
Deferred revenue	821	(2,398)
Accrued expenses and other current liabilities	(1,354)	(4,989)
Other	55	(64)

Net cash used in operating activities	(15,433)	(39,955)

Cash Flows From Investing Activities
Capital expenditures	(2,161)	(1,598)
Sales of assets	—	25

Net cash used in investing activities	(2,161)	(1,573)

Cash Flows From Financing Activities
Proceeds from exercise of options and warrants	4,232	—
Deferred financing costs	(64)	—
Net transfers and advances from Conexant	—	42,912

Net cash provided by financing activities	4,168	42,912

Net increase (decrease) in cash and cash equivalents	(13,426)	1,384
Cash and cash equivalents at beginning of period	80,121	7,269

Cash and cash equivalents at end of period	$66,695	$8,653

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Mindspeed Reports Fiscal 2004 First Quarter Results	9

MINDSPEED TECHNOLOGIES, INC.
Selected Corporate Data
(unaudited, in thousands)

	Three months ended

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2003	2003	2003	2003	2002

Gross margin %	70%	70%	68%	69%	70%
Depreciation (f)	$3,019	$3,178	$3,455	$3,856	$4,140
Capital expenditures	2,161	28	1,049	774	1,598
Revenues by region:
Americas	$13,188	$9,983	$10,305	$9,168	$12,306
Europe	3,516	3,205	2,234	3,592	2,875
Asia-Pacific	10,042	9,999	7,614	5,551	5,074

	$26,746	$23,187	$20,153	$18,311	$20,255

(f)	Does not include amortization of goodwill and intangible assets.

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